SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8-K

                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) May 3, 1999



                       SPRINT CORPORATION
     (Exact name of Registrant as specified in its charter)

          Kansas                  0-4721                48-0457967
(State of Incorporation)  (Commission File Number)      (I.R.S. Employer
                                                        Identification No.)


   2330 Shawnee Mission Parkway, Westwood, Kansas            66205
     (Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code (913) 624-3000



 (Former name or  former address, if changed since last report)


          P. O. Box 11315, Kansas City, Missouri 64112
        (Mailing address of principal executive offices)

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Item 5.  Other Events

     Acquisitions Announced

     On May 3, 1999, Sprint Corporation ("Sprint") announced that it had entered into a definitive agreement to acquire Videotron USA, the wireless broadband subsidiary of Le Groupe Videotron Ltee, and to purchase Transworld Telecommunications Inc. A copy of the news release is filed as Exhibit 99 to this report and is incorporated in this report by reference.

     Previously, Sprint had announced that it had agreed to acquire People's Choice TV Corp. ("PCTV"), a provider of wireless broadband services in several major markets in the midwest and southwest, and American Telecasting, Inc. ("ATI"), a provider of wireless broadband services in several major markets in the north central and western United States. The transactions are subject to customary conditions, including regulatory approval and approval by PCTV and ATI stockholders.

     PCTV common stockholders will receive an aggregate of $129.2 million in cash in the PCTV merger, not including amounts to be paid if outstanding options and warrants are exercised prior to closing. Sprint also acquired or entered into options to acquire convertible preferred stock of PCTV from certain stockholders for an aggregate of $23.3 million. PCTV had an aggregate of $287 million in indebtedness outstanding as of December 31, 1998 according to its Annual Report on Form 10-K for the 1998 fiscal year.

     ATI common stockholders will receive an aggregate of $167.8 million in cash in the ATI merger, not including amounts to be paid if outstanding options and warrants are exercised prior to closing. ATI had an aggregate of $240 million of indebtedness outstanding as of December 31, 1998 according to its Annual Report on Form 10-K for the 1998 fiscal year.


Item 7.  Financial Statements and Exhibits.

     (c)    Exhibits

        99  News Release Relating to Acquisition of Videotron
            USA and Transworld Telecommunications Inc.

                           SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                              SPRINT CORPORATION


Date: May 3, 1999           By:    /s/ Michael T. Hyde
                                   Michael T. Hyde
                                   Assistant Secretary


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                         EXHIBIT INDEX

Exhibit
Number     Description                                                Page

99 News Release Relating to Acquisition of Videotron USA and Transworld Telecommunications Inc.